Exhibit 12.1

Kilpatrick Townsend & Stockton LLP ktslaw.com

July 2, 2025

Commune Omni Fund, LLC

31248 Oak Crest Drive, Suite 100

Westlake Village, California 91361

Ladies and Gentlemen:

We have acted as counsel to Commune Omni Fund, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of the Offering Statement on Form 1-A (the “Offering Statement”) relating to the issuance of membership interest in the Company (“Units”).

We have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering the opinions and statements set forth below. In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters (the “Officer’s Certificate”), and such other documents that we consider necessary or advisable for the purpose of rendering the opinions and statements set forth below. We have not independently established the facts stated therein. In such examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions or statements set forth below. We have assumed that the representations and warranties made by officers of the Company as to factual matters made in the Officer’s Certificate and other certificates delivered in connection with the Offering Circular are correct.

We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of membership interest in a limited liability company. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction.

We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing, we express no opinion on local or municipal law, antitrust, unfair competition, environmental, land use, antifraud, tax, pension, labor, employee benefit, health care, margin, privacy, insolvency, fraudulent transfer, antiterrorism, money laundering, racketeering, criminal and civil forfeiture, foreign corrupt practices, fiduciary duty law (including of any majority shareholder), foreign asset or trading controls, securities or investment company laws.

The opinions hereinafter expressed are subject to the following additional qualifications:

(a)            We express no opinion as to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors;

(b)            We express no opinion as to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

(c)            We express no opinion as to the enforceability of any provision of the Company’s governing documents to the extent that such provision: (i) purports to waive broadly or vaguely stated rights, unknown future defenses, rights to damages, rights to jury trials, or the benefits of other statutory, regulatory, or constitutional rights, in each case, that cannot be waived under applicable statutes and rules of law or, if they can be waived, cannot be waived prospectively; (ii) provides for a choice of governing law, venue, or forum, or consent to the jurisdiction of courts, venue of actions, waiver of jury trial, consent to exclusive arbitration, or means of service of process; (iii) imposes penalties, forfeitures, or liquidated damages, or providing for the payment of another party’s legal fees and costs; (iv) prescribes or varies rules of evidence, method or quantum of proof, or other legal standards in a manner contrary to applicable statutes and rules of law; (v) purports to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor; (vi) requires waivers or amendments only to be in writing; or (vii) is regarding the severability of provisions of the Company’s governing documents; and

(d)            We express no opinion as to the enforceability of indemnification and contribution provisions to the extent they may be subject to limitations of public policy and the effect of applicable statutes and rules of law.

Based upon the foregoing and subject to the additional qualifications set forth below, and assuming that (a) the Offering Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Units are issued and sold in compliance with applicable federal and state securities laws, we are of the opinion that the Units have been duly authorized, and when issued, delivered, and paid for in accordance with the terms of the Subscription Agreement (attached to the Offering Statement), will be validly issued, fully paid, and non-assessable.

This opinion is intended only for your use in connection with the offering of Units pursuant to the Offering Statement and may not be relied upon by any person other than the Company. We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts, circumstances, events or changes in the law that may arise or be brought to our attention after the date of this opinion letter that may alter, affect or modify the opinions or statements expressed herein.

* * *

Respectfully submitted,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ KILPATRICK TOWNSEND & STOCKTON LLP